Exhibit 99.1

ACM Research Reports Fourth Quarter and Fiscal Year 2025 Results
FREMONT, Calif., February 26, 2026 (Globe Newswire) – ACM Research, Inc. (“ACM”) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced packaging applications, today reported financial results for its fourth quarter and fiscal year ended December 31, 2025.
“2025 was a year of strong execution for ACM,” said ACM’s President and Chief Executive Officer, Dr. David Wang. “We delivered record annual revenue of $901 million, up 15% year over year, outperforming estimated China WFE. We strengthened our foundation for long-term growth by advancing new products, expanding our global production capacity, and enhancing global funding initiatives.”
Dr. Wang continued, “From our comprehensive cleaning portfolio to our proprietary high-temperature furnace platform and horizontal panel-level plating solutions, we are addressing increasingly complex semiconductor processes while we deepen engagement with leading customers globally. Thus far in 2026, we have made important progress with global customers, delivering multiple cleaning tools to Singapore and receiving multiple orders for wafer-level and panel-level packaging tools from three global customers. We ended the year with $845 million in net cash, including $623 million added from the ACM Research (Shanghai), Inc. (“ACM Shanghai”) private offering of ordinary shares completed in September 2025. In addition, on February 6, 2026, ACM sold approximately 1.3% of its shares held in ACM Shanghai, for gross proceeds of approximately $111 million.”
“Looking ahead, we maintain our 2026 revenue outlook of $1.08 billion to $1.175 billion, representing 21-30% growth.” Dr. Wang concluded. “We expect incremental contributions from Tahoe, SPM cleaning, and furnace, continued momentum in advanced packaging, and additional evaluations of emerging platforms including CO₂ dry, Track, PECVD and Panel-level packaging tools. We are accelerating our investments in Oregon, with operations expected to begin in the second half of 2026, to support our expansion into additional global markets. We believe ACM has the customers, the products, the capacity and the capital to execute on our global business plan and we remain committed to our long-term target of $4 billion in revenue.”

	Three Months Ended December 31,
	GAAP		Non-GAAP(1)
	2025	2024	2025	2024
	(Unaudited)
	(In thousands, except share and per share data)
Revenue	$244,430	$223,471	$244,430	$223,471
Gross margin	40.9%	49.6%	41.0%	49.8%
Income from operations	$23,035	$43,989	$29,463	$52,773
Net income attributable to ACM Research, Inc.	$8,049	$31,080	$17,326	$37,740
Basic EPS	$0.12	$0.49	$0.27	$0.60
Diluted EPS	$0.11	$0.46	$0.25	$0.56

Exhibit 99.1

	Year Ended December 31,
	GAAP		Non-GAAP(1)
	2025	2024	2025	2024
	(Unaudited)
	(In thousands, except per share data)
Revenue	$901,309	$782,118	$901,309	$782,118
Gross margin	44.4%	50.1%	44.5%	50.4%
Income from operations	$109,429	$150,998	$143,006	$200,574
Net income attributable to ACM Research, Inc.	$94,078	$103,627	$110,200	$152,230
Basic EPS	$1.47	$1.67	$1.72	$2.45
Diluted EPS	$1.37	$1.53	$1.61	$2.26
(1)Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.” Non-GAAP financial measures exclude stock-based compensation and, with respect to net income (loss) attributable to ACM Research, Inc. and basic and diluted earnings per share, also exclude unrealized gain (loss) on short-term investments.
Outlook

ACM is maintaining its revenue guidance range of $1,080 million to $1,175 million for fiscal year 2026. This expectation is based on ACM management’s current assessment of the continuing impact from international trade policy, together with various expected spending scenarios of key customers, supply chain constraints, and the timing of acceptances for first tools under evaluation in the field, among other factors.
Operating Highlights and Recent Announcements

•Shipments. Total shipments in 2025 were $854 million, down 12.2%. Total shipments in the fourth quarter of 2025 were $228 million, versus $264 million in the fourth quarter of 2024. Total shipments include deliveries for revenue in the quarter and deliveries of first tools awaiting customer acceptance for potential revenue recognition in future quarters.

•Delivered First Horizontal Panel Electroplating Tool. ACM delivered its first panel electrochemical plating tool, the Ultra ECP ap-p, to an industry-leading panel fabrication customer. The Ultra ECP ap-p is the first commercial horizontal panel-level copper deposition system for the large-panel market, supporting plating steps across pillar, bump, and redistribution layer (RDL) processes. The system achieves panel-processing performance—comparable to traditional round wafer processes, enabling manufacturers to meet demanding device requirements with greater efficiency.

•Delivered Advanced Ultra Lith BK Photoresist Hardening Tool. ACM delivered its first Ultra Lith BK system to a leading global display panel manufacturer. The system is engineered to address industry-wide challenges in advanced lithography, including process non-uniformity, thermal drift, and critical dimension variation. It can also help semiconductor manufacturers maintain stable yield and pattern fidelity as device geometries continue to shrink. With industry-leading ultraviolet curing uniformity and precision temperature control, the Ultra Lith BK enables highly stable and repeatable lithography processes.

•Delivered Multiple Single-Wafer Cleaning Systems to a Foundry Customer in Singapore. ACM recently delivered several 300mm single-wafer cleaning systems to the front-end wafer fabrication facility of a foundry customer in Singapore. This marks ACM’s first deployment to a Singapore-based fabrication facility and an important step in expanding ACM’s presence in Southeast Asia as part of its global growth strategy.

•Secured Multiple Advanced Packaging Equipment Orders from Leading Global Customers. ACM announced it has secured an order for its patent-pending Ultra C vac-p panel-level vacuum cleaning system from a leading global semiconductor packaging manufacturer outside mainland China. ACM also announced it has received multiple orders for its wafer-level advanced packaging tools from a North America-based leading technology company and a major Singapore-based global outsourced semiconductor assembly and test (OSAT) customer.

•Sale of Shares of ACM Shanghai. On February 6, 2026, ACM completed the sale of approximately 4.8 million shares of ACM Shanghai, the operating subsidiary of ACM, at RMB 160.0 per share (approximately $23.05),

Exhibit 99.1
generating approximately $111 million in gross proceeds. Following the transaction, ACM’s ownership percentage in ACM Shanghai decreased from 74.8% to 73.7%.
Full Year 2025 Financial Summary
Unless otherwise noted, the following figures refer to the full year of 2025 and comparisons are with the full year of 2024.
•Revenue was $901.3 million, up 15.2%, reflecting growth of single wafer cleaning, Tahoe and semi-critical cleaning equipment, and higher sales of ECP (front-end and packaging), furnace and other technologies, and advanced packaging (excluding ECP), services and spares.
•Gross margin was 44.4% versus 50.1%. Non-GAAP gross margin, which excludes stock-based compensation, was 44.5% versus 50.4%. Gross margin was in the range of ACM’s long-term business model target of 42% to 48%. ACM expects gross margin to vary from period to period due to a variety of factors, such as product mix, currency impacts and sales volume.
•Operating expenses were $290.6 million, an increase of 20.8%. Operating expenses as a percentage of revenue increased to 32.2% from 30.8%. Non-GAAP operating expenses, which exclude the effect of stock-based compensation, were $258.4 million, up 33.6%. Non-GAAP operating expenses as a percentage of revenue were 28.7% compared to 24.7% .
•Operating income was $109.4 million, down 27.5% compared to $151.0 million. Operating margin was 12.1% compared to 19.3%. Non-GAAP operating income, which excludes the effect of stock-based compensation, was $143.0 million, down 28.7% compared to $200.6 million. Non-GAAP operating margin, which excludes stock-based compensation, was 15.9% compared to 25.6%.
•Unrealized gain on short-term investments was $17.5 million, compared to an unrealized gain of $1.0 million. Unrealized gain reflects the change in market value of the investments by ACM’s principal operating subsidiary, ACM Research (Shanghai), Inc. The value is marked-to-market quarterly and is excluded in the non-GAAP financial metrics.
•Realized gain on short-term investments was $0.2 million, compared to $1.8 million.
•Income tax expense was $13.3 million, compared to $35.0 million.
•Net income attributable to ACM Research, Inc. was $94.1 million, compared to $103.6 million. Non-GAAP net income attributable to ACM Research, Inc., which excludes the effect of stock-based compensation and unrealized gain on short-term investments, was $110.2 million, compared to $152.2 million.
•Diluted net income per share attributable to ACM Research, Inc. was $1.37 compared to $1.53. Non-GAAP net income per diluted share, which excludes the effect of stock-based compensation and unrealized gain on short-term investments, was $1.61 , compared to $2.26.
•Cash and cash equivalents, plus restricted cash and short-term and long-term time deposits were $1.13 billion at December 31, 2025, compared to $441.9 million at December 31, 2024. Net cash, which excludes short-term and long-term debt, was $845.5 million at December 31, 2025, versus $259.1 million at December 31, 2024.
Fourth Quarter 2025 Financial Summary
Unless otherwise noted, the following figures refer to the fourth quarter of 2025 and comparisons are with the fourth quarter of 2024.
•Revenue was $244.4 million, up 9.4%, reflecting growth of single wafer cleaning, Tahoe and semi-critical cleaning equipment, ECP (front-end and packaging), furnace and other technologies, and advanced packaging (excluding ECP), services and spares.
•Gross margin was 40.9% versus 49.6%. Non-GAAP gross margin, which excludes stock-based compensation, was 41.0% versus 49.8%. Gross margin was slightly below ACM’s long-term business model target range of 42% to 48%

Exhibit 99.1
due in part to product mix, competitive dynamics for a few semi-critical products, and inventory-related charges. ACM expects gross margin to vary from period to period due to a variety of factors, such as product mix, currency impacts and sales volume.
•Operating expenses were $76.9 million, an increase of 15.0%. Operating expenses as a percentage of revenue increased to 31.4% from 29.9%. Non-GAAP operating expenses, which exclude the effect of stock-based compensation, were $70.6 million, up 21.0%. Non-GAAP operating expenses as a percentage of revenue increased to 28.9% from 26.1%.
•Operating income was $23.0 million, down 47.6% compared to $44.0 million. Operating margin was 9.4% compared to 19.7%. Non-GAAP operating income, which excludes the effect of stock-based compensation, was $29.5 million, down 44.2% compared to $52.8 million. Non-GAAP operating margin, which excludes stock-based compensation, was 12.1% compared to 23.6%.
•Unrealized loss on short-term investments was $2.8 million, compared to an unrealized gain of $2.1 million. Unrealized gain (loss) reflects the change in market value of the investments by ACM’s principal operating subsidiary, ACM Research (Shanghai), Inc. The value is marked-to-market quarterly and is excluded in the non-GAAP financial metrics.
•Realized gain on short-term investments was $0.1 million, compared to $1.3 million.
•Income tax expense was $6.6 million, compared to $17.3 million.
•Net income attributable to ACM Research, Inc. was $8.0 million, compared to $31.1 million. Non-GAAP net income attributable to ACM Research, Inc., which excludes the effect of stock-based compensation and unrealized gain (loss) on short-term investments, was $17.3 million, compared to $37.7 million.
•Diluted net income per share attributable to ACM Research, Inc. was $0.11, compared to $0.46. Non-GAAP net income per diluted share, which excludes the effect of stock-based compensation and unrealized gain (loss) on short-term investments, was $0.25, compared to $0.56.
Conference Call Details
A conference call to discuss results will be held on Thursday, February 26, 2026, at 8:00 a.m. Eastern Time (9:00 p.m. China Time). To join the conference call via telephone, participants must use the following link to complete an online registration process. Upon registering, each participant will receive email instructions to access the conference call, including dial-in information and a PIN number allowing access to the conference call. This pre-registration process is designed by the operator to reduce delays due to operator congestion when accessing the live call.

Online Registration: https://register-conf.media-server.com/register/BIe87c53b73b014769b56bd2b663123eac
Participants who have not pre-registered may join the webcast by accessing the link at ir.acmr.com/news-events/events.
A live and archived webcast will be available on the Investors section of the ACM website at www.acmr.com.
Use of Non-GAAP Financial Measures
ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc. and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. In addition, non-GAAP net income attributable to ACM Research, Inc. and basic and diluted earnings per share exclude the effect of stock-based compensation and unrealized gain (loss) on short-term investments, which ACM also believes are not indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of GAAP to non-GAAP Financial Measures.”
ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future

Exhibit 99.1
periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.
While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.
Forward-Looking Statements
Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. Forward-looking statements are based on ACM management’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings ACM makes with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by ACM. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.
About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment spanning cleaning, electroplating, stress-free polishing, vertical furnace processes, track, PECVD, and wafer- and panel-level packaging tools, enabling advanced and semi-critical semiconductor device manufacturing. ACM is committed to delivering customized, high-performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield. For more information, visit www.acmr.com.
© ACM Research, Inc. Ultra Lith, Ultra ECP ap-p, Ultra C and the ACM Research logo are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks.
For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Steven C. Pelayo, CFA
(360)808-5154
steven@blueshirtgroup.co

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.co

Exhibit 99.1
ACM RESEARCH, INC.
Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
	(Unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$757,373	$407,445
Restricted cash	8,589	3,865
Short-term time deposits	366,591	17,277
Short-term investments	35,524	19,373
Accounts receivable, net	504,250	387,045
Other receivables	48,655	41,859
Inventories, net	702,631	597,984
Advances to related parties	2,500	1,024
Prepaid expenses and other current assets	10,567	7,507
Total current assets	2,436,680	1,483,379
Property, plant and equipment, net	314,830	269,272
Operating lease right-of-use assets, net	17,925	14,038
Intangible assets, net	2,847	3,461
Long-term time deposits	—	13,275
Deferred tax assets	29,389	14,781
Long-term investments	66,035	37,063
Other long-term assets	4,479	20,452
Total assets	$2,872,185	$1,855,721

Liabilities and Equity
Current liabilities:
Short-term borrowings	$74,041	$32,814
Current portion of long-term borrowings	35,082	44,472
Related parties accounts payable	32,060	16,133
Accounts payable	215,440	139,294
Advances from customers	187,809	243,949
Deferred revenue	17,388	8,537
Income taxes payable	991	12,779
FIN-48 payable	27,719	19,466
Other payables and accrued expenses	150,396	121,657
Current portion of operating lease liabilities	4,786	2,132
Total current liabilities	745,712	641,233
Long-term borrowings	178,930	105,525
Long-term operating lease liabilities	5,069	3,840
Other long-term liabilities	11,965	9,217
Total liabilities	941,676	759,815
Commitments and contingencies
Equity:
Stockholders’ equity:
Class A Common stock	6	6
Class B Common stock	1	1
Additional paid-in capital	1,115,504	677,476
Retained earnings	350,428	260,000
Statutory surplus reserve	34,164	30,514
Accumulated other comprehensive loss	(35,740)	(63,372)
Total ACM Research, Inc. stockholders’ equity	1,464,363	904,625
Non-controlling interests	466,146	191,281
Total equity	1,930,509	1,095,906
Total liabilities and equity	$2,872,185	$1,855,721

Exhibit 99.1
ACM RESEARCH, INC.
Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
	( In thousands, except share and per share data)
Revenue	$244,430	$223,471	$901,309	$782,118
Cost of revenue	144,523	112,656	501,242	390,564
Gross profit	99,907	110,815	400,067	391,554
Operating expenses:
Sales and marketing	16,143	18,380	76,899	65,447
Research and development	44,018	27,750	144,989	105,473
General and administrative	16,711	20,696	68,750	69,636
Total operating expenses	76,872	66,826	290,638	240,556
Income from operations	23,035	43,989	109,429	150,998
Interest income	4,187	2,813	14,639	9,935
Interest expense	(1,789)	(1,228)	(6,955)	(4,151)
Realized gain on short-term investments	112	1,344	166	1,788
Unrealized gain (loss) on short-term investments	(2,849)	2,124	17,455	973
Other expense, net	(5,813)	7,061	(9,832)	6,334
Income from equity method investments	3,895	322	10,290	423
Income before income taxes	20,778	56,425	135,192	166,300
Income tax expense	(6,566)	(17,319)	(13,299)	(35,031)
Net income	14,212	39,106	121,893	131,269
Less: Net income attributable to non-controlling interests	6,163	8,026	27,815	27,642
Net income attributable to ACM Research, Inc.	$8,049	$31,080	$94,078	$103,627
Comprehensive income (loss):
Net income	$14,212	$39,106	$121,893	$131,269
Foreign currency translation adjustment, net of tax of nil	17,781	(26,104)	33,335	(15,728)
Unrealized gain on available-for-sale investments, net of tax	-	428	2,391	428
Comprehensive Income	31,993	13,430	157,619	115,969
Less: Comprehensive income attributable to non-controlling interests	10,685	4,907	35,909	26,365
Comprehensive income attributable to ACM Research, Inc.	$21,308	$8,523	$121,710	$89,604

Net income attributable to ACM Research, Inc. per common share:
Basic	$0.12	$0.49	$1.47	$1.67
Diluted	$0.11	$0.46	$1.37	$1.53

Weighted average common shares outstanding used in computing per share amounts:
Basic	65,098,928	62,794,259	64,184,776	62,212,569
Diluted	68,794,518	66,518,704	67,311,893	66,237,424

Exhibit 99.1
ACM RESEARCH, INC.
Total Revenue by Product Category and by Region

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)
	(In thousands)
Single wafer cleaning, Tahoe and semi-critical cleaning equipment	$159,864	$155,211	$625,964	$578,887
ECP (front-end and packaging), furnace and other technologies	64,052	51,695	199,551	151,057
Advanced packaging (excluding ECP), services & spares	20,514	16,565	75,794	52,174
Total Revenue By Product Category	$244,430	$223,471	$901,309	$782,118

Exhibit 99.1
ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. In addition, non-GAAP net income attributable to ACM Research, Inc., and basic and diluted earnings per share exclude unrealized gain (loss) on short-term investments. The following tables reconcile

Exhibit 99.1
gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share to the related non-GAAP financial measures:

	Three Months Ended December 31,
	2025				2024
	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non-GAAP)	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non-GAAP)
	(Unaudited)
	(In thousands except per share data)
Revenue	$244,430	$-	$-	$244,430	$223,471	$-	$-	$223,471
Cost of revenue	(144,523)	(205)	-	(144,318)	(112,656)	(365)	-	(112,291)
Gross profit	99,907	(205)	-	100,112	110,815	(365)	-	111,180
Gross margin	40.9%	0.1%	-	41.0%	49.6%	0.2%	-	49.8%
Operating expenses:
Sales and marketing	(16,143)	(775)	-	(15,368)	(18,380)	(1,907)	-	(16,473)
Research and development	(44,018)	(1,513)	-	(42,505)	(27,750)	(2,030)	-	(25,720)
General and administrative	(16,711)	(3,935)	-	(12,776)	(20,696)	(4,482)	-	(16,214)
Total operating expenses	(76,872)	(6,223)	-	(70,649)	(66,826)	(8,419)	-	(58,407)
Income (loss) from operations	23,035	(6,428)	-	29,463	43,989	(8,784)	-	52,773
Unrealized gain (loss) on short-term investments	(2,849)	-	(2,849)	-	2,124	-	2,124	-
Net income (loss) attributable to ACM Research, Inc.	$8,049	$(6,428)	$(2,849)	$17,326	$31,080	$(8,784)	$2,124	$37,740
Basic EPS	$0.12			$0.27	$0.49			$0.60
Diluted EPS	$0.11			$0.25	$0.46			$0.56

	Year Ended December 31,
	2025				2024
	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non-GAAP)	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non-GAAP)
	(Unaudited)
	(In thousands except per share data)
Revenue	$901,309	$—	$—	$901,309	$782,118	$—	$—	$782,118
Cost of revenue	(501,242)	(1,343)	—	(499,899)	(390,564)	(2,385)	—	(388,179)
Gross profit	400,067	(1,343)	—	401,410	391,554	(2,385)	—	393,939
Gross margin	44.4%	0.1%	—%	44.5%	50.1%	0.3%	—%	50.4%
Operating expenses:
Sales and marketing	(76,899)	(6,629)	—	(70,270)	(65,447)	(10,552)	—	(54,895)
Research and development	(144,989)	(8,783)	—	(136,206)	(105,473)	(14,112)	—	(91,361)
General and administrative	(68,750)	(16,822)	—	(51,928)	(69,636)	(22,527)	—	(47,109)
Total operating expenses	(290,638)	(32,234)	—	(258,404)	(240,556)	(47,191)	—	(193,365)
Income (loss) from operations	109,429	(33,577)	—	143,006	150,998	(49,576)	—	200,574
Unrealized gain on short-term investments	17,455	—	17,455	—	973	—	973	—
Net income (loss) attributable to ACM Research, Inc.	$94,078	$(33,577)	$17,455	$110,200	$103,627	$(49,576)	$973	$152,230
Basic EPS	$1.47			$1.72	$1.67			$2.45
Diluted EPS	$1.37			$1.61	$1.53			$2.26